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                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-7


                                 TERMS AGREEMENT


                                                             Dated: May 25, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-7.

Terms of the Series 2004-7 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2004-7 Mortgage Pass-Through Certificates, Class A1, Class A2-A, Class A2-B, Class A3, Class A4, Class M1, Class M2, Class P, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2-A, Class A2-B, Class A3, Class A4, Class M1 and Class M2 Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-106295.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2-A and Class A3 Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class A2-B and Class A4 Certificates be rated "AAA" by S&P; the Class M1 Certificates be rated "AA" by S&P; and the Class M2 Certificates be rated "A" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: May 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about May 28, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                              LEHMAN BROTHERS INC.


                                              By: ____________________________
                                                  Name:  Stanley P. Labanowski
                                                  Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President



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                                   Schedule 1



               Initial Certificate
                   Principal               Certificate            Purchase Price
Class              Amount(1)              Interest Rate             Percentage
-----              ---------              -------------             ----------
 A1              $130,000,000                (2)(3)                    100%
A2-A              $95,094,000               (2)(3)(4)                  100%
A2-B              $3,000,000                (2)(3)(4)                  100%
 A3               $38,096,000                (2)(3)                    100%
 A4               $6,832,000                 (2)(3)                    100%
 M1               $6,690,000                   (2)                     100%
 M2               $4,270,000                   (2)                     100%

------------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) Interest will accrue on each of these certificates based on an interest rate equal to the lesser of (1) one-month LIBOR plus a specified spread and
     (2) the net funds cap, as described in the prospectus supplement.

(3) The Class A4 Certificates will be subordinated to the Class A1, Class A2-A, Class A2-B and Class A3 Certificates, as described in the prospectus supplement.

(4) Under certain circumstances, the Class A2-B Certificates will provide credit enhancement to the Class A2-A Certificates, as described in the prospectus supplement.